                                                       Exhibit 10(j)



                               AGREEMENT OF SALE


     THIS AGREEMENT, made and entered into this 8th day of September, 1995 made by and between LAND DEVELOPMENT ASSOCIATES S.E., a Puerto Rico limited partnership, having an office at the Doral Building, Suite 700, 650 Munoz Rivera Avenue, Hato Rey, Puerto Rico (hereinafter referred to as the "Seller",) and Twenty First Century Homes S.E., a Puerto Rico special partnership, having an office at Central Mercantil Internacional, Catao, Puerto Rico (hereinafter referred to as the Buyer).

                             PRELIMINARY STATEMENT

     WHEREAS Seller owns two (2) parcels of land of approximately 13,577.87 square meters (3.45 cuerdas) and 13,728.45 square meters (3.49 cuerdas) in the San Anton Ward of Carolina, Puerto Rico, which parcels of land are identified as Parcel II-1 and Parcel II-2, respectively, in surveys prepared by Engineer Luis F. Franqui on May 25, 1995, copies of which are attached hereto as Exhibit A (hereinafter collectively referred to as the ("Parcels").

     WHEREAS the Parcels are an integral and important part of Parque Escorial, a master planned residential and commercial community (hereinafter referred to as "Parque Escorial") being developed by Seller in a parcel of land of approximately 439 cuerdas located in the municipalities of San Juan and Carolina, Puerto Rico (hereinafter referred to as "Main Farm"), best described in the attached copy of the Parque Escorial master plan (the "Master Plan"), which is made Exhibit B hereto, and as such, the Parcel shall, at the Time of Settlement, as said term is defined in Paragraph 4 hereof, be subject to (i) certain restrictive covenants pursuant to a Deed of Declaration of Covenants, Conditions and Restrictions and Establishment of Parque Escorial Homeowners Association (hereinafter referred to as the "Restrictive Covenants), a draft of which is attached hereto as Exhibit C, (ii) the design standards for Parque Escorial (hereinafter referred to as the "Design Standards"), attached hereto as Exhibit D, (iii) certain use restrictions best described in Paragraph 2
(xiii) of this Agreement (hereinafter referred to as the Wal-Mart Use Restrictions) and (iv) other use restrictions best described in Paragraph 2 (i) (hereinafter referred to as the "Use Restrictions").

     WHEREAS, the Parcels are two of approximately ten (10) parcels of land of various sizes comprising Phase II, as said term is defined in the Master Plan and the Design Standards, (hereinafter referred to as "Phase II"), on which approximately one thousand ninety five (1,095) residential units are planned to be constructed in accordance with the provisions of the Restrictive Covenants, the Design Standards, and any other restriction specified in this Agreement, and subject to the approval of Seller and the Architectural Review Committee, as said term is defined in the Restrictive Covenants (hereinafter referred to as the "Architectural Review Committee").

     WHEREAS, Parcel II is one of several phases in which Seller plans to develop the areas designated for residential use in the Master Plan, (hereinafter referred to as the "Residential Zone").

     WHEREAS, pursuant to the Master Plan and unless otherwise approved by Seller, the Parcels can only be used for the development of one (1) or two (2)

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residential projects totalling not more than one hundred and sixty (160) three bedroom units, or its equivalency in units with less or more bedrooms as determined by Seller in accordance with the standards of the Planning Board of Puerto Rico, to be designed and built in accordance with the Restrictive Covenants, the Design Standards and subject to the approval of the Architectural Review Committee, (hereinafter referred to as the "Project").

     WHEREAS, Seller has agreed to sell and Buyer agrees to purchase the Parcels under the terms and conditions hereinafter set forth, together with all rights, titles, improvements and any and all things appertaining thereto and or forming part thereof.

     WHEREAS, subject to the provisions hereof, this agreement shall without further action of Seller and Buyer be a binding Agreement of Sale (hereinafter referred to as the "Agreement"), enforceable at law or in equity for the sale by Seller and purchase by Buyer of the Parcels at the Purchase Price provided in Paragraph 1 hereof, upon the terms and conditions contained herein.

     WHEREAS, it is the expressed intention of the parties that this Agreement is solely for the benefit of the parties hereto and shall give rise to no rights to any other party, and under no circumstances shall Buyer transfer or assign this Agreement to another party except with the written consent of the Seller, provided, however, that if such transfer or assignment shall be to a party related to Buyer through common ownership and that reasonable evidence of such relationship is provided by Buyer to Seller to the effect that such transfer or assignment in no way alters the intent, terms, conditions and guarantees of this Agreement, Seller shall not unduly withhold its consent to the assignment. Any such assignment or transfer will not release Buyer from the obligations and responsibilities assumed under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

     1. Purchase Price; Reimbursement of Impact Fees. Subject to the provisions of Paragraphs 4 thru 11 hereof, the Purchase Price of the Parcels shall be equal to the amount obtained from multiplying Twenty Two Thousand Dollars ($22,000) times the number of three (3) bedroom units, or its equivalency in units with less or more bedrooms, comprising the Project at any time, but in no event shall the Purchase Price be less than Three Million Five Hundred Twenty Thousand Dollars ($3,520,000) and shall be payable as follows:

     (i) One Hundred Thousand Dollars ($100,000) as earnest money (hereinafter referred to as the "Earnest Money"), upon the execution of this Agreement, the receipt and adequacy of which is hereby acknowledged;

     (ii) A certified or bank manager's check from a banking institution to be delivered to Seller at the Time of Settlement in the amount by which the Purchase Price, as determined pursuant to the provisions of this Paragraph, exceeds the Earnest Money.

          The obligation of Buyer to pay Seller Twenty Two Thousand Dollars ($22,000) for each three (3) bedroom unit, or its equivalency in units with more or less bedrooms, built on the Parcels shall survive the Time of Settlement, it being understood that in order to calculate the Purchase Price any unit which is deemed to be convertible to a unit with additional bedrooms shall be considered as a unit having the maximum number of bedrooms that it could be converted into.

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          In addition to the Purchase Price, at the Time of Settlement Buyer
     shall pay Seller at any time prior to the issuance of the Use Permit of the Project, an amount equal to Five Hundred andTwenty Dollars ($520.00) multiplied by the number of units in the Project as a reimbursement of advances made by Seller on the $1,000 per unit impact fee charged by the Puerto Rico Aqueduct and Sewer Authority ("PRASA") pursuant to an agreement entered into by Seller and PRASA on May 27, 1994, whereby PRASA endorsed Parque Escorial and the obligations of each developer of land in Parque Escorial towards PRASA are established including but not limited to the payment of tap-in fees for the connection of the water and sewer systems and an impact fee of $1,000 per unit, a copy of which is attached hereto as Exhibit E.

     2. Warranties and Representations of Seller. Seller warrants and represents to Buyer the following:

     (i) That Seller is, and on the Time of Settlement will be, the lawful owner of the Parcels to be sold and delivered by it hereunder and has full right and authority to sell and deliver the same in accordance with this Agreement. Upon the delivery of the Parcels to Buyer pursuant to the provisions of this Agreement, Seller will convey and transfer to Buyer by Public Deed a valid, fee simple (pleno dominio), insurable and recordable title to the Parcels, free and clear of all mortgage liens and of any encumbrances and other charges or restrictions which presently affect the Parcels, subject only to those matters set forth herein including but not limited to the (a) the Restrictive Covenants; (b) the Design Standards; (c) the Wal-Mart Use Restrictions; (d) the requirements of PRASA as defined in Exhibit E hereto; (e) the requirements of the Highway Authority of Puerto Rico, as defined in Exhibit F hereto; (f) a covenant in the deed of sale providing that the Parcels can only be developed for residential purposes and that unless otherwise approved by Seller, the density of development on the Parcels may not exceed one hundred and sixty (160) three bedroom units, and that the design and construction of the Project have to be in conformity with the Restrictive Covenants, the Design Standards, as determined by the Architectural Review Committee, (herein referred to as the "Use Restrictions"); and (g) to those normal and ordinary liens, encumbrances and easements required by governmental authorities for public services and which a search at the Registry of the Property would reveal hereto;

     (ii) That Seller shall not take any action during the term of this Agreement which would impair title to the Parcels or further encumber the Parcels, except for (a) the mortgage liens securing financing arrangements required by Seller for the development of Parque Escorial, from which the Parcels will be released upon its acquisition by Buyer, (b) encumbrances and easements required by the governmental authorities for the furnishing of public services, (c) the Restrictive Covenants (d) the Design Standards (e) the Wal-Mart Use Restrictions and (f) the Use Restrictions.

     (iii) That Seller shall not willfully take any action which would impair the physical condition of the Parcels during the term of this Agreement;


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     (iv)      That Seller has not made and does not make any representations or warranties whatsoever concerning the physical condition of the Parcels, accesses, zoning, soil or subsoil condition, availability of utilities, construction or use permits, or any other permits issued by the government agencies affecting or related to or necessary for the development or use of the Parcels or any other matter or thing affecting or related to the Parcels or the Project, other than those specifically referred to in (a) this Agreement, (b) the Master Plan, (c) the "Consulta de Ubicacion" for Parque Escorial issued by the Planning Board of Puerto Rico dated October 27, 1992, as amended on December 23, 1994, copies of which are attached hereto as Exhibits G and H (hereinafter referred to as the "Consulta de Ubicacion") and
               (d) the "Desarrollo Preliminar" of Parque Escorial approved by the Administracion de Reglamentos y Permisos of Puerto Rico
               ("ARPE") on       , 1995, a copy of which is attached hereto as
               Exhibit I, (hereinafter referred to as the "Desarrollo Preliminar") (e) an agreement between Seller and PRASA, a copy of which is attached hereto as Exhibit E, (f) the agreement entered into by Seller and the Puerto Rico Highway Authority dated November 22, 1991, as ratified on August 22, 1994, which states among other things, that each developer of residential units in Parque Escorial has to pay a $1,000 impact fee to the Highway Authority for each residential unit to be developed, including those to be developed in the Parcels, a copy of which is attached hereto as Exhibit F, (g) the Wal-Mart Use Restrictions, (h) the Use Restrictions and (i) the warranties and representations made herein by Seller regarding the Infrastructure Improvements, as said term is defined in Paragraph 2 (vi) hereof, the Phase II Infrastructure Improvements, as said term is defined in Paragraph 2 (vii), and that the Parcels are presently approved for "high medium density" residential use under the parameters of a R-3 zoning.

     (iv) That Seller shall provide Buyer at least fifteen (15) calendar days before the Time of Settlement with (i) a written report prepared by a qualified geotechnical engineer to the effect that the compaction of the fill material placed on the Parcels by Seller is in accordance with ASTM-D 2922 standard test methods for density of soil and soil aggregate in place by nuclear methods (shallow depth) to no less than ninety five percent (95%) of the maximum dry density as defined in ASTM-D698 standard test methods for moisture density relations of soils and soil aggregate mixtures using 5.5 pound rammer and 12 inch drop ("standard proctor tests"); (ii) a certification by a licensed civil engineer or surveyor to the effect that the rough grading, as said term is known in the land development industry, of the Parcels at the Time of Settlement is the one specified in the grading plan of the Parcels that is part of Exhibit N hereof, a copy of which Buyer hereby acknowledges having received prior to the execution of this Agreement; and (iii) a certification from Seller to the effect that the Parcels, including the access to the Parcels to be provided by Seller for the transportation of materials and construction equipment to be used in the construction of the Project, shall be in such physical condition at the Time of Settlement that Buyer shall be able to commence the development of the Project immediately thereafter.

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                    The above conditions are hereinafter referred to as the
               "Conditions Precedent".

     (vi) That prior to (i) the date in which the Project has been issued a Use Permit by the regulatory governmental agencies or (ii) the date in which such Use Permit could been reasonably expected to have been issued had the work specified hereinafter had been completed on a timely and satisfactory manner, absent any acts of God or force majeure, Seller shall have substantially completed (a) all the improvements to the 65th Infantry Avenue described in the plans and specifications prepared by Engineer Luis F. Franqui, dated February 11, 1994, as amended from time to time, made an exhibit hereto by reference only (hereinafter referred to as "Exhibit J") which plans and specifications constitute the object of a construction contract awarded to Rexach Construction Company on October 21, 1994 made an exhibit hereto by reference only (hereinafter referred to as Exhibit K),
               (b) all the improvements to the infrastructure of Parque Escorial described in the plans and specifications prepared by Engineer Luis F. Franqui, dated March 1, 1994, as amended from time to time, made an exhibit hereto by reference only (hereinafter referred to as "Exhibit L"), which plans and specifications constitute the object of a construction contract awarded to Rexach Construction Company on October 21, 1994, made
               Exhibit M hereto by reference only.               The
               improvements to the 65th Infantry Avenue described in Exhibit J hereto and the improvements to the infrastructure of Parque Escorial described in Exhibit L hereto shall be collectively referred to herein as the "Infrastructure Improvements".

     (vii) That prior to the date in which the Project has been issued a Use Permit by the pertinent regulatory governmental agencies or the date in which such Use Permit could had been reasonably expected to have been issued had the work described hereinafter been completed on a timely and satisfactory manner, absent any act of God or force majeure, Seller shall have completed (a) those improvements to Phase II shown in the plans and specifications prepared by Engineer Luis F. Franqui, dated May 24, 1995, as amended from time to time, a copy of which Buyer acknowledges having received prior to the execution of this Agreement, made Exhibit N hereto by reference only, which are the object of a construction contract awarded to Constructora Santiago, Inc., on August 24, 1995, made an exhibit hereto by reference only (hereinafter referred to as Exhibit O), and (b) the improvements described hereinafter, none of which is part of the work contemplated under Exhibits J, L, N and O:

               1) Cyclone wire fence along the exterior perimeter of Phase II and a concrete fence along the North perimeter of the Residential Zone, including the North boundary of Parcel II-1.

               2) Gate and guard house at the East entrance of Boulevard Media Luna, as said road is identified in the Master Plan.

               3) Extension of Avenida Sur, as said road is identified in the Master Plan, from the East entrance of the Residential Zone to the site of the Carolina Regional College of the University of Puerto Rico.

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               4)  Landscaping of Avenida Este, as said road is identified in the Master Plan.

               5)  Off site electrical work required to
               service Phase II.

               6) Concrete fence along the north boundary of the Residential Zone to be built in stages. The first stage will consist of the north boundary of Parcel II-10, Parcel II-1 and the east section of the Great Lawn Park, as said area is identified in the Master Plan.

                    Those improvements described in Exhibit N, which are part
               of the construction contract referred to herein as Exhibit O and the improvements listed herein under Paragraph 2 (vii) (b) hereof are referred to herein as the "Phase II Infrastructure Improvements".

     (viii) That Seller shall have available for inspection by Buyer at all times at its offices copies of Exhibits J, K, L, M and O.

     (ix) That this Agreement and the documents to be executed by Seller pursuant to the terms thereof constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

     (x) That all necessary actions have been taken by the Board of Directors of Seller to authorize the execution and delivery of this Agreement and the consummation of all transactions contemplated hereunder.

     (xi) That all information owned or available to Seller as of the date of this document or at any time, prior, during or after the construction of the Project such as plans, studies and government agencies' approvals of any kind pertaining to the development of the Parcels or Parque Escorial shall be made available at no cost to Buyer for the purpose of designing the Project and seeking the necessary approvals from governmental agencies for the proposed development of the Project or for any other reasonable use.

     (xii) That other than (a) the Restrictive Covenants (b) the Design Standards, (c) the Wal-Mart Use Restrictions, (d) the Use Restrictions and (e) those restrictions or conditions imposed by the government agencies as described in Exhibits E thru I or other restrictions or requirements typical of the development of a master planned community, there are no other restrictions regarding the use of the Parcels as the site of the Project to be developed as intended in the Master Plan.

     (xiii) That upon the sale of a parcel of land of 63 cuerdas to Wal-Mart Puerto Rico, Inc. ("Wal-Mart") on March 27, 1991, certain restrictions were imposed on the Main Farm but excluding the parcel acquired by Wal-Mart (herein referred to as the "Wal-Mart Use Restrictions") which restrictions, as a result of subsequent amendments, are now as follows:

               (a) Unless otherwise waived by Wal-Mart, no portion of Parque Escorial, including but not limited to the Parcels, shall be used for, nor shall there be permitted upon Parque Escorial the operation of: (i) any type of department store, wholesale club or supermarket store; or (ii) any other type of single retail store containing more than twenty five thousand (25,000) square feet of gross floor area.

     (xiv) That Wal-Mart has secured zoning approval from the Planning Board of Puerto Rico for a 480,000 sq. ft. shopping center to be built on the parcel of 63 cuerdas in Parque Escorial sold to Wal-Mart, which approval is evidenced in Exhibits G and H hereto, of which a first phase of approximately 260,000 sq. ft. is presently under construction and expected to be opened to the public in 1995, and that Wal-Mart intends to solicit approximately 120,000 sq. ft. more of commercial space at a later date for a total square footage of approximately 600,000 sq.ft. Seller approved the construction of said shopping center subject to the terms and conditions contained in an agreement entered into by Seller and Wal-Mart on March 27, 1991, as subsequently amended, a copy of which is available for review by Buyer at the offices of Seller.

     (xv) That Seller shall dedicate, in accordance with the various stages of development of Parque Escorial and as required by the pertinent governmental agencies, to the proper governmental agencies the main avenues, recreational areas and community facilities that will be built by Seller in Parque Escorial, including Phase II, pursuant to the requirements of the Planning Board of Puerto Rico, as specified in the "Consulta de Ubicacion" and the "Desarrollo Preliminar".

     (xvi) That Seller shall construct, in phases and as required in the sole opinion of Seller, during the various stages of development of Parque Escorial, the central recreational area of Parque Escorial, identified in the Master Plan as the "Great Lawn Park", and the community facilities identified as such in the Master Plan, required under the "Consulta de Ubicacion" and the "Desarrollo Preliminar" for Phase II.

     (xvii) That Seller shall provide an adequate area within Parque Escorial for the construction by Buyer, subject to the approval of the Architectural Review Committee, of a temporary structure to be used as the sales office for the Project, the construction and operating costs of which shall be for the sole account of Buyer. Said temporary structure shall be removed immediately after it has served the purpose for what it was erected.

     (xviii) That Seller shall preserve and promote the concept of Parque Escorial as a master planned community as envisioned in the Master Plan.

     (xix) That unless otherwise permitted hereunder, Seller shall release Buyer from any responsibility for the construction by Seller of the Infrastructure Improvements, and Phase II Infrastructure Improvements.

     (xx) That Seller shall not sell parcels of land within Phase II in excess of those that on a cumulative basis would entitled their owners to commence construction before the 1st day of December 1996 of more than five hundred and forty three (543) three bedroom units. Notwithstanding the above, upon the occurrence of any of the events listed hereinafter Seller shall be entitled to sell other parcels of land within Phase II and permit the commencement of construction of residential units thereon as long as the total number of units so approved by Seller to commence construction prior to the 1st day of December 1996 on any such parcel(s) shall not exceed the same number of units previously approved for any parcel(s) whose buyer(s) fail(s) to comply with the following conditions:

               (a) A buyer of any of the parcels of land within Phase II on which Seller has initially agreed to the commencement of construction of the first five hundred and forty three (543) residential units fails, for reasons not attributable to Seller, to acquire any such parcels of land within the term provided under their respective agreements of sale, including this Agreement;

               (b) After acquiring any of such parcel(s) of land II the buyer(s) fail(s), for reasons not attributable to Seller, to commence the construction of the units to be erected upon any such parcel before the 30th day of June 1996, or

               (c) After commencing construction of the residential units to be erected on any such parels of land, construction work is stopped for a period of more than four (4) months for reasons not attributable to Seller or acts of God or force majeure.

                    Furthermore, Seller shall be entitled to sell at any time
               additional parcels of land within the Residential Zone, including Phase II, that upon their development would exceed five hundred forty three (543) residential units, provided that the respective agreements of sale and the deeds of sale shall specifically restrict the commencement of construction of the residential units to be erected thereon to a date which will not be in violation of the warranties and representations made by Seller herein.

     (xxi) The Seller shall protect, indemnify and save harmless the Buyer from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limiting the generality of the foregoing, court costs, attorneys' and consultants' fees, environmental cleanup costs, natural resources damages, fines, penalties and damages to persons, personal property, real property and business enterprises, including any and all past, present and future claims and liability arising out of or relating to the environmental condition of the Parcels as of the Time of Settlement, existence of any environmentl hazard on the Parcels as of the Time of Settlement and any release or threat of release of any Hazardous Substance (as hereinafter defined) of any kind in, on, under or from the Parcels at any time resulting from a condition existing as of the Time of Settlement which may be imposed upon or incurred by or asserted against the Buyer by reason of (i) any accident, injury or damage to any person or property occurring on or about the Parcels or any part thereof,
               (ii) any use, non-use or condition of the Parcels or any part thereof, or (iv) any necessity to defend any of the rights, title or interest conveyed to Buyer by virtue of the Deed of Sale. Any amounts payable to the Buyer under this paragraph which are not paid within thirty (30) days after written demand therefor by the Buyer shall bear interest from the date of such demand until full payment thereof at a fluctuating annual rate computed on the basis of a three-hundred-sixty-day (360-day) year and the actual number of days elapsed) equal to the "prime rate" publicly announced by Citibank, N.A. in New York, New York, as its reference, base or prime rate (herein the "prime rate") such fluctuating rate to change simultaneously with the changes in the prime rate. In no event shall the interest rate to be charged hereunder exceed the maximum permissible legal rate. In case any action, suit or proceeding is brought against the Buyer by reason of any such occurrence, the Seller, upon request by the Buyer, will at the Seller's expenses resist and defend such action, suit or proceeding or cause the same to be resisted or defended, either by counsel designated by the Seller and approved by the Buyer or, where such occurrence is covered by liability insurance, by counsel designated by the insurer. Notwithstanding anything to the contrary in this Agreement, the provisions of this indemnity and all other representations, warranties and covenants contained in this Agreement shall survive the Time of Settlement. As used in this Agreement the term Hazardous Substance has the following meaning; (i) any "hazardous substance", "pollutant" or "contaminant" as said terms are defined in clauses fourteen (14) and thirty-three (33) of Section one hundred one (101) of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) [Title Forty-Two (42) United States Code (U.S.C.) Section nine thousand six hundred one (9,601), clauses fourteen (14) and thirty-three (33)], or Title Forty (40) Code of Federal Regulations (C.F.R.) Part three hundred two (302), as said act and regulation may be amended prior to the Time of Settlement;
               (ii) any "hazardous waste" as said term is defined as of the Time of Settlement in the Puerto Rico Environmental Quality Board Regulation for the Control of Hazardous and Non-Hazardous Solid Wastes; (iii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous); (iv) any substance containing "petroleum", as that term is defined as of the Time of Settlement, in Section nine thousand one (9001), clause eight
               (8) of the Resource Conservation and Recovery Act (RCRA),
               [Title Forty-Two (42) U.S.C. Section six thousand nine hundred ninety-one (6,991), clause eight (8)], or Title Forty (40) C.F.R. Part two hundred eighty point one (280.1); or (v) any other substance for which any governmental entity shall be entitled, pursuant to all presently existing rules, regulations and laws, require special handling in its collection, storage, treatment or disposal.

     3. Warranties and Representations of Buyer. Buyer warrants and represents to Seller the following:

     (i) That Buyer hereby expressly acknowledges and accepts that no other such representations or warranties have been made or implied and agrees that other than the (a) Infrastructure Improvements, as they relate to the Parcels, to be completed by Seller, (b) the Phase II Infrastructure Improvements to be completed by Seller, and (c) the representations and warranties made herein by Seller, the Parcels will be acquired by Buyer on an "as is where is" condition. It shall be Buyer's sole responsibility to satisfy itself, at its sole cost, expense and risk, as to all aspects regarding the physical condition of the Parcels and, accordingly, does herein specifically renounce and waive any and all rights, claims and/or causes of action against Seller as to the Parcels, forever releasing, relieving and holding harmless Seller from any and all liability or legal responsibility in connection therewith. Notwithstanding anything to the contrary herein, Seller shall not be released from its liability or legal responsibility for any representations made by Seller herein.

     (ii) That Buyer shall bear all the costs, expenses and risks related to any request filed by Buyer with any government agency for the approval of the Project provided that all the warranties and representations made herein by Seller remain valid.

     (iii) That Buyer shall not seek during the term of this Agreement or at any time after its acquisition of the Parcels any changes to the presently permitted uses or zoning of the Parcels. This restriction shall also apply to all the succesors of Buyer in the ownership of the Parcels.

     (iv) That the Parcels constitute an integral and important part of Parque Escorial and as such the Parcels shall always remain subject to and the Project shall be constructed pursuant to (a) the Restrictive Covenants, as amended from time to time by the governing body of the Parque Escorial Residential Owners Association, a non profit corporation to be organized under the laws of Puerto Rico by Seller as an association of all the owners of real property in the residential area of Parque Escorial in order to insure the orderly development of the Residential Zone and to provide for the efficient preservation of the facilities and amenities to be constructed in the Residential Zone (hereinafter referred to as the "Association"),
               (b) the Design Standards, as amended from time to time by Seller or the Architectural Review Committee, (c) the Wal-Mart Restrictions and (d) the Use Restrictions.

     (v) That the plans for the development of the Parcels and construction of the Project, as well as any changes made thereafter which may modify the character, layout, elevations or density of the Project, shall be submitted by Buyer to the Architectural Review Committee for its approval prior to submitting them to the pertinent government agencies.

     (vi) That the sales price of the three (3) bedroom units comprising the Project shall not be less than One Hundred Thousand Dollars ($100,000).

     (vii) That Buyer agrees that its employees, agents, contractors and sub-contractors will only utilize the access to the Parcels to be provided by Seller for the transportation of construction equipment, supplies and construction materials and that Buyer will reimburse Seller for any damages caused by those parties from the unauthorized use of roads or other improvements within Parque Escorial.

     (viii) That Buyer shall impose upon the Parcels its own restrictive covenants to be administered by a homeowner association composed of all the owners of units in the Project which shall be responsible, among other things, for the collection of the fees to be paid to the Association, as provided in the Restrictive Covenants, for the services rendered by the Association to the Residential Zone, including but not limited to the maintenance of the recreational areas, the fences, the green areas, and the roads, the security of the Residential Zone and any other services that the Association deems fit to render pursuant to provisions of its Certificate of Incorporation and By-Laws.

     (ix) That Buyer shall pay (i) for fifty percent (50%) of the cost of the fence to be built at the boundary line of Parcel II-2 with Parcel II-3 and (ii) one hundred percent (100%) of the cost of the fence to be built on the boundary line of the Parcels with Boulevard Media Luna, as said road is identified in the Master Plan.

     (x) That Buyer shall hold Seller safe and harmless from any claim from third parties resulting from the construction by Buyer and its agents of the improvements and residential units comprising the Project including but not limited to those claims arising from accidents or damages caused by Buyer or its agents outside of the Parcels.

     (xi) That Buyer shall hold Seller safe and harmless from any claim by third parties arising out of any breach by Buyer of the (a) the Design Standards, (b) Restrictive Covenants, (c) the Use Restrictions, (d) any other restriction or condition to which the Parcels are subject pursuant to the terms and conditions of this Agreement or, (e) any misrepresentations made by Buyer to any party.

     (xii) That Buyer shall submit to Seller, for Seller's approval, a copy of the form of option agreement or agreement of sale to be executed between Seller and the buyers of units within the Project and shall not enter into any such option agreement or agreement of sale with any such buyers until such time as Seller has issued its approval, which approval Seller shall not unreasonably deny.

     (xiii) That Buyer acknowledges and accepts that Seller, as the master developer of Parque Escorial, holds the exclusive right to seek and make amendments to the Master Plan in the interest of the overall development of Parque Escorial, as provided that any such amendments shall not be in violation of the representations made by Seller herein.

     (xiv) That Buyer acknowledges and agrees that other than the soil compaction tests referred to in Paragraph 2 (iv) hereof and those representations and warranties made by Seller as to environmental matters and Hazardous Substances, as stated in

               Paragraph 2 sub-paragraph (xxi) hereof, it shall be the sole responsibility of Buyer to conduct its own soil and sub-soil studies prior to the execution of this Agreement or at any time during the term of this Agreement and Buyer hereby releases Seller from any condition regarding the soil or sub-soil of the Parcels that might surface prior to the execution of this Agreement, during the term of the Agreement, or after the Time of Settlement. Notwithstanding the above, Seller shall make available to Buyer, at Buyer's request, any other soil or sub-soil tests that Seller may have conducted on the Parcel; it being understood that the submittal by Seller of said reports to Buyer shall not impose any obligation or liability upon Seller and shall not amend or modify the obligations of Buyer hereunder.

     (xv) That Buyer acknowledges and agrees that the timely and orderly construction of the Project as an integral part of Phase II is of utmost importance to the successful development of Parque Escorial as a master planned community; therefore, Buyer or any of its successors in the ownership of the Parcel shall have until the later of (i) the 31st day of December 1996 or (ii) twelve (12) months after the Time of Settlement should the Time of Settlement take place after the 15th day of December 1995 for reasons attributable to Seller, (hereinafter referred to as the "Commencement of Construction Date"), to, in accordance with the Design Standards, commence construction of the Project on the Parcel. In the event that the Commencement of Construction Date does not occur within the term specified hereinbefore in this Paragraph, for reasons not attributable to Seller or acts of God or force majeure. Seller shall have, upon the expiration of said term and without the need of executing any other document, a valid and binding first option to repurchase the Parcels at the Purchase Price, as defined hereinbefore; said option to be exercised by Seller within one hundred and twenty (120) days from the date of expiration of such term. Failure by Seller to exercise said option as provided hereinbefore shall render said option null and void whereby Buyer shall have no further obligation to sell the Parcels to Seller. For the purpose of this Paragraph, the Commencement of Construction Date shall refer to such date on which the Buyer has complied with all of the following:

                    (i) the Construction Permit for the Project, as previously approved by the Architectural Review Committee, has been obtained;

                    (ii) a bonafide construction contract has been executed for the construction of the Project;

                    (iii) a financing agreement for the construction of the
               Project has been executed;

                    (iv) earth movement over the Parcels has commenced.

     (xvi) The Buyer shall protect, indemnify and save harmless the Seller from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limiting the generality of the foregoing, court costs, attorneys' and consultants' fees, environmental cleanup costs, natural resources damages, fines, penalties and damages to persons, personal property, real property and business enterprises, including any and all past, present and future claims and liability arising out of or relating to the existence of any environmental condition on the Parcels resulting from acts attributable to Buyer and any release or threat of release of any Hazardous Substance (as said term is defined in Paragraph 2 sub paragraph (xxi) hereof) of any kind in, on, under or from the Parcels at any time after the Time of Settlement resulting from acts attributable of Buyer which may be imposed upon or incurred by or asserted against the Seller by reason of (i) any accident, injury or damage to any person or property occurring on or about the Parcels or any part thereof or, (ii) any use, non-use or condition of the Parcels or any part thereof. Any amounts payable to the Seller under this paragraph which are not paid within thirty (30) days after written demand therefor by the Seller shall bear interest from the date of such demand until full payment thereof at a fluctuating annual rate computed on the basis of a three-hundred-sixty-day (360-day) year and the actual number of days elapsed) equal to the "prime rate" publicly announced by Citibank, N.A. in New York, New York, as its reference, base or prime rate (herein the "prime rate") such fluctuating rate to change simultaneously with the changes in the prime rate. In no event shall the interest rate to be charged hereunder exceed the maximum permissible legal rate. In case any action, suit or proceeding is brought against the Seller by reason of any such occurrence, the Buyer upon request by the Seller, will at the Buyer's expense resist and defend such action, suit or proceeding or cause the same to be resisted or defended, either by counsel designated by the Seller and approved by the Buyer or, where such occurrence is covered by liability insurance, by counsel designated by the insurer.

               Notwithstanding anything to the contrary in this Agreement, the provisions of this indemnity and all other representations, warranties and covenants contained in this Agreement shall survive the Time of Settlement.

     (xvii) That this Agreement and the documents to be executed by Buyer pursuant to the terms thereof constitute the legal, valid and binding obligations of Buyer enforceable in accordance with its terms; and

     (xviii) That all necessary actions have been taken by the Board of Directors of Buyer to authorize the execution and delivery of this Agreement and the consummation of all transactions contemplated hereunder.

     4. Time for Settlement. Unless otherwise provided in Paragraph 8 hereof, the closing under the terms of this Agreement for sale by Seller and purchase by Buyer of the Parcels shall be made not later than fifteen (15) calendar days after Seller has given written notice to Buyer that the Conditions Precedent, as said term is defined in Paragraph 2 (v), have been satisfied but in no event sooner than the 30th day of November 1995 or later than the 15th day of December 1995 (herein referred to as the "Time of Settlement"). The settlement shall be at a place designated by Seller.

     At the Time for Settlement, title to the Parcels shall be conveyed to Buyer by a public deed pursuant to the terms and conditions contained herein. The payment by Buyer of the Purchase Price and any other amounts of money owed to Seller by Buyer under this Agreement shall be made at the Time of Settlement, in exchange for the delivery by the Seller to Buyer of the deed referred to in Paragraph 7 hereof (hereinafter referred to as the "Deed of Sale"), in (i) cash or cashier's check drawn on a banking institution doing business in Puerto Rico in favor of Seller in the amount by which the Purchase Price and any such other amounts owed to Seller by Buyer under this Agreement exceeds the Earnest Money.

     5. Allocation of Certain Costs and Charges. Seller shall pay the notarial fees of the Deed of Sale and those incurred by Seller in the preparation of the Agreement and the Restrictive Covenants, and the internal revenue stamps of the original of the Deed of Sale. Buyer shall pay for the internal revenue stamps corresponding to the certified copies of the Deed of Sale and the stamps to be cancelled in the registration of said certified copies. Buyer shall be responsible for all costs of a title insurance policy solicited by Buyer. Seller shall be responsible for all the unpaid property taxes on the Parcels up to the time of execution of the Deed of Sale and Buyer shall be responsible thereafter. Buyer will reimburse Seller at the Time of Settlement for any portion of the property taxes for the Parcel paid in advance by Seller.

     Buyer warrants and represents that no broker has participated in the transaction contemplated under this Agreement or is interested hereby, through or on account of Buyer. Should any claim for commissions be made by any broker on account of any acts of Buyer, Buyer will indemnify and hold Seller free and harmless from any and all liabilities and expenses in connection therewith, including but not limited to, all legal expenses incurred by Seller as a consequence thereof.

     6. Delivery of Possession. Actual possession of the Parcels shall be delivered by Seller to Buyer at the Time of Settlement.

     7. Deed to be Delivered by Seller at Settlement. The conveyance of the Parcels under this Agreement shall be by deed (herein referred to as the "Deed of Sale"). Such deed shall be prepared by Notary Public selected by Seller and approved by Buyer as to form and substance.

     8. Title Defects; Breach by Seller. In the event that (i) the Conditions Precedent have not been satisfied or (ii) that Seller cannot transfer title to the Parcels to Buyer as represented in this Agreement on the dates provided in Paragraph 4 hereof for reasons attributable to Seller or on account of acts of God or force majeure, but excluding those acts to be performed by Buyer, the term of this Agreement shall be automatically extended until such time as the Conditions Precedent have been satisfied and title to the Parcels can be transferred to Buyer as represented in the Agreement but in no event shall the Time of Settlement occur later than the 30th day of June 1996.

     In the event that as of the 30th day of June 1996 Seller has not satisfied the Conditions Precedent or if it is still unable to transfer title to the Parcels to Buyer as represented in this Agreement for reasons attributable or not to Seller, but excluding those acts to be performed by Buyer, Buyer shall have the right to demand from Seller the immediate return of the Earnest Money to Buyer together with a check in the amount of the costs incurred by Buyer with third parties, as determined through bonafide evidence made available to Seller by Buyer, in the preparation of the plans and geological investigations for the Project in which case all the rights to such plans and geological investigations shall be acquired by Seller but in no event shall any such reimbursement of costs be greater than FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) (hereinafter referred to as the "Reimbursement of Actual Costs") whereby this Agreement shall be terminated and Seller and Buyer shall not have any further rights, claims, causes of action or obligations under this Agreement.

     In the event that Buyer does not exercise any such right, the term of this Agreement shall be further extended to the 30th day of September 1996 and if as such date, the Conditions Precedent have not been satisfied for any reason not attributable to Buyer or if Seller is unable to transfer title to the Parcels to Buyer as represented herein, Seller shall immediately return the Earnest Money to Buyer together with a check in the amount of the Reimbursement of Actual Costs whereby this Agreement shall be terminated and Seller and Buyer shall not have any other rights, claims, causes, actions or obligations under this Agreement.

     9. Default by Buyer. Thirty (30) days after notice thereof has been given to Buyer, the Seller, at its sole option, may terminate all of its obligations under this Agreement, without liability in the event of any of the following events:

          1) With respect to the Buyer or any assignee of the Agreement duly approved by Seller (hereinafter referred to as the "Assignee"), (i) the filing by or against it or any case or other proceedings for any relief pursuant to the bankruptcy or insolvency laws of the United States, of any State, of the United States Virgin Islands, or of the Commonwealth of Puerto Rico; (ii) the filing of an answer admitting insolvency or inability to pay debts as they became due; (iii) a material adverse change in the financial condition of Buyer or any of the assumptions and representations under which Seller was induced to enter into this Agreement;

          2) The attachment, seizure, levy upon, or taking possession by any receiver, custodian or assignee for the benefit of creditors of a substantial part of any property of the Buyer or the Assignee.

          3) If Buyer assigns this Agreement to another party without the expressed written consent of Seller.

          4) If Buyer or the Assignee shall default in the performance of any of the obligations and agreements on its part to be performed under this Agreement.

               Notwithstanding the above, failure by Seller to pay the Purchase Price and all other amounts owed to Seller hereunder in the manner and at the time provided in this Agreement shall not require thirty
          (30) days notice from Seller to become an event of default under this Agreement. Upon the occurrence of such event of default, Seller shall be entitled to exercise its rights under this Agreement immediately.

               In the event that Seller decides, at its sole option, to terminate its obligations under this Agreement, upon the happening of any of the events of default described above, then the Earnest Money shall be retained by Seller as additional consideration and liquidated damages for such breach, whereupon Buyer and Seller, and the Assignee, if any, shall be released and relieved from all liability towards each other and this Agreement, shall become null and void; it being understood that if Seller chooses to terminate its obligations under this Agreement on account of any of the defaults listed hereinbefore, the right to retain the Earnest Money, as compensation and liquidated damages, shall be the sole remedy available to Seller.

          In the event that Seller chooses not to terminate its obligations under this Agreement upon the occurrence of any of the events of default listed hereinbefore, Seller shall retain its right to demand specific performance under this Agreement and to seek legal and monetary remedies from Buyer and the Assignee, if any, in an amount equal to the sum of the Purchase Price and any monetary damages suffered by Seller, including but not limited to legal costs incurred by Seller.

     10. Survival of Agreement. Notwithstanding any presumption to the contrary, all agreements contained in this Agreement which by their nature impliedly or expressly involve performance at any particular time after the Time of Settlement shall survive the Time of Settlement.

     11. Seller not Bound. The Seller is not liable in any manner by any oral or written statements, representations, or other information pertaining to the Parcel by any broker, agent, employee, servant, account, or any other person, whether or not associated with or employed by Seller, unless the same are specifically set forth herein.

     12. Right of Access. During the term of this Agreement, Buyer and his authorized representatives shall be entitled to enter the Parcels for the purpose of inspecting the same, making appraisals and conducting engineering investigations. Buyer agrees to hold Seller safe and harmless from any claim or liability arising out of any injury to Buyer, or to any of his officers, agents or employees while in the Parcels, and shall indemnify and hold Seller harmless from any and all damages, losses, expenses, claims suits, judgments and liabilities (including claims and suits by and judgment and liabilities to Buyer's employees) resulting in any way from the acts to Buyer, his agents, or employees as herein provided. During all times that Buyer enters upon and/or conducts any surveys, studies, tests, etc. on the Parcels, Buyer shall have and maintain, at Buyer's cost, public liability and property damage insurance in form and substance acceptable to Seller with a minimum, single, combined liability limit of $1,000,000.00 insuring Buyer and Buyer's authorized representatives, agents, employees, etc., against all liability arising out of or in connection with Buyer's use or occupancy of the Parcels. The insurance required herein shall (i) be issued by an insurance company authorized to do business in Puerto Rico with a financial rating of at least +3 status as reported in the most recent edition of Best's Report; (ii) be issued as a primary policy; and (iii) contain endorsements naming Seller as additional insuree and requiring thirty days written notice from the insurance company to Seller and Buyer before cancellation or changing coverage, scope or amounts. Each policy or a certificate of insurance, together with evidence of payment of premiums, shall be delivered to Seller prior to entry upon the Parcels.

     Likewise, Seller and its authorized representatives shall be entitled to enter the Parcels after its acquisition by Buyer for the purpose of conducting engineering investigations and completing the improvements to the Parcels or the Phase II Infrastructure Improvements that Seller is obligated to do pursuant to the terms and conditions of this Agreement. Seller agrees to hold

Buyer safe and harmless from any claim or liability arising out of any injury to Seller, or to any of his officers, agents or employees while in the Parcels, and shall indemnify and hold Buyer harmless from any and all damages, losses, expenses, claims suits, judgments and liabilities (including claims and suits by and judgment and liabilities to Seller's employees) resulting in any way from the acts to Seller, his agents, or employees as herein provided. During all times that Seller enters upon and/or conducts any surveys, studies, tests, etc. on the Parcels, Seller shall have and maintain, at his cost, public liability and property damage insurance in form and substance acceptable to Buyer with a minimum, single, combined liability limit of $1,000,000.00 insuring Seller and Seller's authorized representatives, agents, employees, etc., against all liability arising out of or in connection with Seller's use or occupancy of the Parcels. The insurance required herein shall (i) be issued by an insurance company authorized to do business in Puerto Rico with a financial rating of at least +3 status as reported in the most recent edition of Best's Report; (ii) be issued as a primary policy; and (iii) contain endorsements naming Buyer as additional insuree and requiring thirty days written notice from the insurance company to Buyer and Seller before cancellation or changing coverage, scope or amounts. Each policy or a certificate of insurance, together with evidence of payment of premiums, shall be delivered to Buyer prior to entry upon the Parcels.

     13. Time to be of Essence. It is distinctly understood and agreed that time wherever specified in this Agreement is made and declared to be of the essence thereof.

     14. Notices. Any notice required or permitted to be given under this Agreement must be in writing and sent by certified or registered mail, return receipt requested, to the respective addresses of the parties stated at the outset of this Agreement or to such other single address as either party may designate from time to time with the terms of this Paragraph. In the case of Seller, all notices shall be addressed to Mr. Francisco Arrivi, Senior Vice President, Interstate General Properties Limited Partnership S.E. - 650 Munoz Rivera Avenue, Doral Building, Suite 700, Hato Rey, P. R. 00918 with a copy to Mr. Donald G. Blakeman, Executive Vice President at the same address. In case
of Buyer, all notices shall be addressed to Mr.         , President.

     15. Construction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico and Seller and Buyer and their assignees hereby submit themselves to the exclusive jurisdiction of the San Juan Section of the Superior Court of Puerto Rico for any and all controversies that may arise thereunder.

     16. Miscellaneous. Each of the parties acknowledges that it has not relied on any agreements or commitments by the other party or any of their affiliates with respect to the subject matter hereof except the agreements and commitments specifically set forth herein. This Agreement supersedes and nullifies all prior agrements and sets forth the entire understanding of the parties with respect to the Parcel. The provisions of this Agreement may not be waived, extended or modified by subsequent conduct, correspondence or otherwise. Each of the parties agrees that it or he shall not obtain, seek to obtain, or rely on any waiver extension, modification, or approval unless the waiver, extension, modification or approval is evidenced in writing, and (b) is specifically approved in writing by the Seller or by Buyer. No delay or failure of the Seller in exercising any right or privilege hereunder shall affect such right or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right or privilege preclude any further exercise thereof or of any other right or privilege. Any waiver, extension, modification or approval related to this Agreement shall be effective only to the extentand subject to the terms and conditions in writing evidencing the same. Any waiver, extension, modification or approval may be made subject to additional terms and conditions from time to time after it is given or agreed to by the party giving or agreeing to it, whether or not such waiver, extension, modification or approval has been relied on in the meantime by the other party. Approval by Seller on any matter for which approval is required shall not be unreasonably withheld. Whenever any reference is made in this Agreement to an event of default, other than the event of default caused by Buyer's failure to pay the Purchase Price and any other amounts of money owed to Seller hereunder in the manner provided in this Agreement, it shall be understood that no such event of default has occurred until thirty (30) days have lapsed since notice thereof has been given to Buyer provided therein.

     IN WITNESS WHEREOF, the parties have executed this agreement by their respective duly authorized officers on the day and year first above written.


SELLER:                               BUYER:

LAND DEVELOPMENT ASSOCIATES S.E.,     TWENTY FIRST CENTURY HOMES
 a Puerto Rico special partnership    S.E.

                                      By:   NEVARES & VILLAVICENCIO
By:  INTERSTATE GENERAL PROPERTIES          CORP.
     LIMITED PARTNERSHIP, S.E., a
     Maryland limited partnership,    By   : /s/ Eduardo Nevares
                                             ----------------------
     its managing partner                      Eduardo Nevares
                                      Title:   President
By:  INTERSTATE GENERAL COMPANY,
     L.P., a Delaware limited
     partnership, a general           By   : SECOND BAYAMON
     partner                                 PREMISES, INC.

By:  INTERSTATE GENERAL MANAGEMENT    By:  : /s/ Jorge Colon Gerena
     CORPORATION, a Delaware cor-            ----------------------
     poration, its managing general           Jorge Colon Gerena
     partner                          Title:  President



By   :  /s/ Francisco Arrivi Cros
        ----------------------------
        Francisco Arrivi Cros
Title:  Senior Vice President